Exhibit 10.41

CAPMARK FINANCIAL GROUP INC.

SEVERANCE PAY PLAN

Capmark Financial Group Inc. (the “Company”), formerly known as GMAC Commercial Holding Corp., heretofore established the GMAC Commercial Holding Corp. Severance Pay Plan (the “Plan”) to provide salary continuation benefits for its eligible Employees and the eligible employees of it subsidiaries whose employment is terminated involuntarily under certain specified terms and conditions. The Company hereby amends, completely restates and renames the Plan as the Capmark Financial Group Inc. Severance Pay Plan.

The Plan as amended, restated and renamed as set forth herein is effective as of the date specified in subsection 1(j).

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4	QUALIFICATION FOR BENEFITS		13

	(a)	General Rule	13
	(b)	Sale Exception	13
	(c)	Job Transfer Exception	13
	(d)	Location Transfer Exception	14
	(e)	Outsourcing Exception	14
	(f)	Transfer to Temporary Status Exception	14
	(g)	Notice Period Condition	15
	(g)	Release Requirement	15
	(i)	Other Exclusions	15
	(j)	Discretion	16

5	AMOUNT OF BENEFIT		17

	(a)	Formula	17
	(b)	Offset	18
	(c)	Crediting Service	18
	(d)	Status as Employee	19
	(e)	Payment	19
	(f)	Funding Medium	19

6	AMENDMENT AND TERMINATION		20

	(a)	Amendment	20
	(b)	Termination of the Plan	20
	(c)	No Vesting	20

7	PARTICIPATION BY AFFILIATES		21

	(a)	Commencement	21
	(b)	Termination	21
	(c)	Single Plan	21
	(d)	Delegation of Authority	21

8	MISCELLANEOUS		22

	(a)	Non-Alienation	22
	(b)	Rights	22
	(c)	Incapacity	22
	(d)	Law Governing	23
	(e)	Pronouns	23

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1.   DEFINITIONS

(a)          “Administrative Committee” or “Committee” means the individual or group of individuals designated pursuant to subsection 2(b) to control and manage the operation and administration of the Plan to the extent set forth herein; provided, however, the Company shall be the “administrator” or “plan administrator” with respect to ERISA and any reporting or disclosure obligation of the Plan under applicable law.

(b)         “Base Pay Rate” means (i) the annual base salary rate as of the date of employment termination or transfer to a temporary status under subsection 4(f) for an eligible Employee compensated on a salaried basis or partly on a salaried basis and partly on a commission basis, (ii) the straight time hourly rate as of the date of employment termination or transfer to temporary status under subsection 4(f) for an eligible Employee compensated on an hourly basis or (iii) an annual salary of $50,000 for an eligible Employee compensated entirely on a commission basis.

(c)          “Board of Directors” means the Board of Directors of the Company.

(d)         “Code” means the Internal Revenue Code of 1986, as amended, and the same as may be amended from time to time.

(e)          “Company” means Capmark Financial Group Inc.

(f)          “Employee” means each and every person a Participating Company treats as an employee for purposes of withholding federal income tax and payroll taxes. The term “Employee” also includes a person who is a “leased employee” (within the meaning of section 414(n) of the Code) with respect to a Participating Company except that no person who is a “leased employee” or who a Participating Company determines is not its employee for purposes of wage withholding required under section 3401, et. seq. of the Code shall be eligible to participate in this Plan or be deemed an “Employee” for purposes of eligibility to participate in this Plan regardless of whether an administrative agency or court rules that such person is a Participating Company’s employee for any purpose.

(g)         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the same as may be amended from time to time.

(h)         “Fiduciary” means a person who, with respect to the Plan, (i) exercises any discretionary authority or discretionary control respecting management of the Plan or exercises any authority or control with respect to management or disposition of the Plan’s assets, (ii) renders investment advice for a fee or other compensation, direct or indirect, with respect to any monies or other property of the Plan, or has any authority or responsibility to do so, or (iii) has any discretionary authority or discretionary responsibility in the administration of the Plan.

(i)                                “Participating Company” means the Company and each Related Entity with respect to the Company that has adopted or is deemed to have adopted the Plan as provided at Section 7.

(j)                                “Plan” means the Capmark Financial Group Inc. Severance Pay Plan as set forth herein effective as of March 23, 2006, and the same as may be amended from time to time. The Plan is an amendment and complete restatement of the GMAC Commercial Holding Corp. Severance Pay Plan. Notwithstanding the foregoing, subsection 5(a)(v) and the last sentence of subsection 5(e) are effective as of the Plan’s initial effective date.

(k)                             “Plan Year” means the twelve-month period beginning each January 1st and ending on the December 31st next following.

(l)                                “Qualifying Severance” means the termination of an eligible Employee’s employment by a Participating Company for any reason, other than a Termination for Cause, including but not limited to non-willful poor performance, inability to perform the essential functions of the Employee’s position, elimination of the eligible Employee’s position or the closing of all or a portion of the physical location that is the eligible Employee’s principal work place, except as provided at subsections 4(b)-4(i).

(m)                          “Related Entity” means (i) all corporations which are members with a Participating Company in a controlled group of corporations within the meaning of section 1563(a) of the Code, determined without regard to sections 1563(a)(4) and (e)(3)(C) of the Code, (ii) all trades or businesses (whether or not incorporated) which are under common control as determined by regulations promulgated under section 414(c) of the Code, (iii) all trades or businesses which are members of an affiliated service group with a Participating Company within the meaning of section 414(m) of the Code and (iv) any entity required to be aggregated with a Participating Company under regulations prescribed under section 414(o) of the Code (to the extent required by such regulations).

(n)         “Service” means the period of an eligible Employee’s employment by a Participating Company in an eligible job classification under subsections 3(a) and 3(b) as calculated under subsection 5(c).

(o)         “Termination for Cause” means termination of an eligible Employee’s employment due to the eligible Employee’s (i) failure to follow the lawful directions, policies or procedures of the Company or of the Participating Company that employs him, (ii) conduct that would tend to hold the Company or any Related Entity in disrepute or scandal, as determined by the Committee in its sole discretion, (iii) breach of the Employee’s fiduciary duty to the Company or any Related Entity, (iv) failure to perform any material obligation of the Employee’s position, (v) gross neglect of employment duties, or (vi) theft or any act of dishonesty or disloyalty against the Company or any Related Entity.

(p)         “Weekly Pay Rate” means (i) for an eligible Employee compensated on a salaried basis or partly on a salaried basis and partly on a commission basis the eligible Employee’s Base Pay Rate divided by 52, (ii) for an eligible Employee compensated on an hourly basis the eligible Employee’s Base Pay Rate multiplied by the number of hours the Employee regularly is scheduled to work, not to exceed 40 hours per week, and (iii) for an Eligible Employee compensated entirely on a commission basis $961.54 per week. Pay for one day shall be 20% of the Weekly Pay Rate.

2.             PLAN ADMINISTRATION

(a)           ERISA Reporting and Disclosure. The Company shall file all reports and distribute to eligible Employees and beneficiaries reports and other information required under ERISA or the Code.

(b)           Administrative Committee. The Administrative Committee shall have the authority to control and manage the operation of the plan and shall be the Plan’s “named fiduciary” within the meaning of ERISA. Unless the Company acting through its Board of Directors or appropriate executive officers designates a person or persons to serve as the Committee, the Company’s senior human resources officer shall be the Committee. If the Committee consists of more than two members, it shall act by majority vote. The Committee may (i) delegate all or a portion of the responsibilities of controlling and managing the operation and administration of the Plan to one or more persons (hereinafter referred to as “delegates”) and (ii) appoint such agents, investment advisers, counsel, physicians or other representatives (hereinafter referred to as “advisers”) to render advice with regard to any of its responsibilities under the Plan. The Committee may permit or direct that a Participating Company designate a person or persons to act as the “Committee” with respect to its participation in the Plan. Wherever the term “Committee” is used herein in connection with the operation or administration of the Plan, such term shall include all delegates appointed by the Committee or any separate “Committee” appointed by any Participating Company. The Company may remove, with or without cause, the Committee or any Committee member. The Committee may remove, with or without cause, any delegate or adviser designated by it.

(c)           Multiple Capacities. Any person may serve in more than one fiduciary capacity.

(d)         Duties. The responsibility to control and manage the operation and administration of the Plan shall include, but shall not be limited to, the performance of the following acts:

(i)            the filing of all reports required of the Plan other than those which are the responsibility of the plan administrator under applicable law;

(ii)           the distribution to participants and beneficiaries of all reports and other information required of the Plan other than those reports and information required to be distributed by the plan administrator under applicable law;

(iii)          the keeping of complete records of the administration of the Plan;

(iv)          the promulgation of rules and regulations for administration of the Plan consistent with the terms and provisions of the Plan;

(v)           the establishment of a procedure for carrying out a funding policy or method consistent with the Plan’s objectives and ERISA’s requirements;

(vi)          the ruling on benefit claims and appeals from claim denials or the designation of one or more claim fiduciaries and claim appeals fiduciaries to discharge either or both of those functions; and

(vii)         the interpretation of the Plan, including the determination of any questions of fact arising under the Plan and the making of all decisions required by the Plan.

The Committee’s interpretation of the Plan and any actions and decisions taken in reliance thereon in good faith by the Committee shall be final and conclusive. The Committee may correct any defect, or supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as shall be expedient to carry the Plan into effect and shall be the sole judge of such expediency.

(e)          Allocation of Fiduciary Responsibility. The Board of Directors, the Company, the Committee, and the claim fiduciary and claim appeals fiduciary possess certain specified powers, duties, responsibilities and obligations under the Plan. It is intended under this Plan that each be responsible solely for the proper exercise of its own functions and that each not be responsible for any act or failure to act of another, unless otherwise responsible as a breach of its fiduciary duty or for breach of duty by another Fiduciary under ERISA’s rules of co-fiduciary responsibility. In general:

(i)            the Board of Directors may, but is not required to, designate the Committee;

(ii)           the Committee is responsible for discharging its duties under subsection 2(d) and for amending or terminating the Plan; provided, however, the Committee may delegate any power or duty it has under the Plan, including, but not limited to, the power to amend or terminate the Plan, to any officer or Employee of the Company or a Related Entity or to any other person or entity, in which case such delegee, and not the Committee, shall be responsible for exercise of the delegated functions;

(iii)          The Committee is the “named fiduciary” (within the meaning of ERISA) for the Plan;

(iv)          the Company is responsible for discharging the statutory

duties of a plan administrator and any reporting and disclosure requirement of, or in connection with, the Plan under applicable law; and

(v)           the claim fiduciary and claim appeals fiduciary have the responsibility to rule on claims and appeals of denied claims, respectively, as set forth in subsection 2(f).

(f)          Claims. Any Employee (a “claimant”) who does not receive a benefit under the Plan that the claimant believes he is entitled to receive may make a written claim to the claim fiduciary, explaining the reasons for such claim. The claimant will be informed of the claim fiduciary’s decision with respect to the claim within 90 days after it is filed. Under special circumstances, the claim fiduciary may require an additional period of not more than 90 days to review the claim. In that case, the claim fiduciary will provide the claimant with written notice of the extension, the reasons for it and the date by which the determination will be made. If pursuant to the rules, regulations or other interpretations of the Plan, the claim fiduciary denies the claim of an Employee for benefits under the Plan, it shall provide written notice, setting forth in a manner calculated to be understood by the claimant:

(i)            the specific reasons for such denial;

(ii)           the specific reference or references to the Plan provisions on which the denial is based;

(iii)          a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed;

(iv)          an explanation of the Plan’s claim review procedure and the time limitations of this subsection applicable thereto; and

(v)           a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. An Employee whose claim for benefits has been denied may request review by the claim appeals fiduciary of the denied claim by the notifying such fiduciary in writing within 60 days after receipt of the notification of claim denial. As part of said review procedure, the claimant or his authorized representative may review pertinent documents and submit issues and comments to the appeals fiduciary in writing. The appeals fiduciary shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than 60 days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty-day period as possible, but not later than 120 days after receipt of the request for review. The decision on review shall state (i) the specific reasons for the adverse benefit determination and the specific Plan references on which it is based, (ii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim and (iii) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. The decision of the claim appeals fiduciary is final and binding on all parties.

(g)           Fiduciary Compensation. A Committee member, delegate, or adviser who already receives full-time pay from a Participating Company or a Related Entity shall serve without compensation for his services as such, but he shall be reimbursed pursuant to subsection 2(h) for any reasonable expenses incurred by him in the administration of the Plan. A Committee member, delegate, or adviser who is not already receiving full-time pay from a Participating Company or a Related Entity may be paid such reasonable compensation as shall be agreed upon.

(h)                            Plan Expenses. All expenses of administration of the Plan shall be paid by the Company.

(i)                                Indemnification. Each member of the Committee, and any other person who is an Employee or director of a Participating Company or a Related Entity shall be indemnified and held harmless by the Company against and with respect to all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney’s fees and other costs incident to any suit, action, investigation, claim or proceedings to which he may be a party by reason of his performance of functions and duties under the Plan, except in relation to matters as to which he shall be held liable for an act of willful misconduct in the performance of his duties. The foregoing right to indemnification shall be in addition to such other rights as the Committee member or other person may enjoy as a matter of law or by reason of insurance coverage of any kind. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the Committee member or other person may be entitled pursuant to the by-laws of the Company, any Participating Company or any Related Entity.

3. PARTICIPATION IN THE PLAN

(a)                             Eligible Employee. An Employee of a Participating Company, other than an Employee excluded under subsection 3(b), who on the date such person ceases to be an Employee or has a transfer date under subsection 4(f) is employed on a regular basis as a full-time Employee or part-time Employee scheduled to work a minimum of 20 hours per week shall be eligible to participate.

(b)                            Ineligible Employee. An Employee in any of the categories listed below shall not be eligible to participate.

(i)                       An Employee who accepts employment under a letter agreement or other written contract that provides that the Employee (A) accepts employment on a part-time temporary basis and (B) is not eligible for coverage, participation or benefits under this Plan or under any Participating Company or employer-provided or employer-sponsored benefit plan, program or arrangement shall not be eligible.

(ii)                    An Employee who is a non-resident alien and who receives no earned income (within the meaning of section 911(d)(2) of the Code) from a Participating Company which constitutes income from sources within the United States (within the meaning of section 861(a)(3) of the Code shall not be eligible.

(iii)                 A person who a Participating Company determines is an independent contractor or is not its employee for purposes of federal income tax withholding, regardless of whether an administrative agency or court rules that such person is an employee for any purpose shall not be eligible.

(iv)                An Employee whose terms and conditions of employment are governed by a collective bargaining agreement shall not be eligible to participate unless such collective bargaining agreement provides for participation, in which case such Employee shall be eligible to participate in accordance with and after compliance with such provisions for eligibility and participation as such collective bargaining agreement shall provide.

(v)                   An Employee who has a written employment agreement or other written agreement that provides for severance payments or other payments in connection with termination of employment shall not be eligible.

(vi)                An Employee who is employed in a location outside of the United States and the laws of jurisdiction in which the Employee is employed require severance payments different from those provided for under this Plan shall not be eligible.

(c)                        Commencement of Participation. Each eligible Employee shall become a Participant in the Plan on the first day of employment with a Participating Company in an eligible capacity, except as provided at subsection 7(a).

(d)                       Cessation of Participation. A Participant shall cease to be a Participant as of the earlier of:

(i)                       the date on which the Plan terminates; or

(ii)                    the date on which he ceases to be an eligible Employee.

4. QUALIFICATION FOR BENEFITS

(a)                        General Rule. An eligible Employee shall receive benefits upon termination of employment if, but only if, (i) the reason for the termination of the eligible Employee’s employment constitutes a Qualifying Severance that is not excepted from benefit eligibility under any of subsection 4(b), (c), (d), (e) or (f), (ii) the eligible Employee satisfies the continuation of employment requirement of subsection 4(g), the release requirement of subsection 4(h) and (iii) no exclusion under subsection 4(i) applies. An Employee who is not an eligible Employee on the date he ceases to be an Employee shall not be eligible for benefits under this Plan.

(b)                       Sale Exception. None of (i) the sale of a Participating Company to an unrelated party, (ii) the sale of all or any part of the business of any Participating Company to an unrelated party or (iii) the transfer of any part of the business of any Participating Company to any joint venture or other business entity in which a Participating Company has an equity interest shall be deemed a Qualifying Severance if the eligible Employee is offered employment with the purchaser, an affiliate of the purchaser, the joint venture or other entity resulting from the transfer with base pay that is reasonably comparable, as determined by the Committee, to the Base Pay Rate the eligible Employee received prior to the sale, regardless of whether the eligible Employee accepts such employment.

(c)                        Job Transfer Exception. The elimination of an eligible Employee’s position shall not be deemed a Qualifying Severance if any Participating Company or any Related Entity offers the eligible Employee employment with base pay that is reasonably comparable, as determined by the Committee, to the Base Pay Rate the eligible Employee received in the eliminated job at the Employee’s current work place or a location that is not more than 25 miles from the Employee’s current principal work place, regardless of whether the eligible Employee accepts such employment.

(d)                            Location Transfer Exception. The elimination of an eligible Employee’s position shall not be deemed a Qualifying Severance if any Participating Company offers the eligible Employee a position substantially identical to the Employee’s current position or a position that satisfies subsection 4(c) at a location that is not more than 25 miles from the eligible Employee’s current principal work place.

(e)                             Outsourcing Exception. The elimination of an eligible Employee’s position as a result of a transfer of the function or service the eligible Employee performed to a contractor shall not be deemed a Qualifying Severance if the contractor offers the eligible Employee employment in connection with the contractor’s provision of services to any Participating Company with base pay that is reasonably comparable, as determined by the Committee, to the Base Pay Rate the eligible Employee was receiving on the employment termination date, regardless of whether the eligible Employee accepts such employment. Further, if an Employee becomes an independent contractor with respect to any Participating Company or Related Entity, the termination of such person’s employment as a result of such change in status shall not be deemed a Qualifying Severance.

(f)                               Transfer to Temporary Status Exception. If the elimination of an eligible Employee’s position for any reason would have been deemed a Qualifying Severance and the eligible Employee accepts temporary employment with a Participating Company, the termination of the eligible Employee’s employment as a temporary employee shall be deemed a Qualifying

Severance if the reason for the transfer to temporary status would have been a Qualifying Severance but for this subsection 4(f) and none of subsection 4(g), (h) or (i) applies.

(g)                            Notice Period Condition. An eligible Employee shall not be eligible for benefits under this Plan if the eligible Employee (i) terminates employment prior to the date a Participating Company designates as the employment termination date in the notice of employment termination given to the eligible Employee or (ii) accepts employment with a Participating Company after notice of termination but prior to the date the Participating Company designates as the employment termination date, regardless of the compensation such employment provides.

(h)                            Release Requirement. As a condition precedent to the receipt of benefits under this Plan, an eligible Employee shall be required to execute (and not revoke) a written release agreement in such form and containing such substance as the Company requires. The form and content of the release agreement is not required to be uniform among eligible Employees. The agreement may include, among other provisions, a release whereby the Employee releases the Company, all Participating Companies and all Related Entities and their officers, directors and employees from any and all claims that the Employee had, has or may have against any of them. In addition, the required agreement may also include provisions precluding the Employee (i) from engaging in competition with the Company or any Related Entity, (ii) soliciting clients or potential clients of the Company or any Related Entity, (iii) soliciting any employee of the Company or a Related Entity to terminate employment, and (iv) any other provisions the Company specifies.

(i)                                Other Exclusions. Under no circumstance shall an Employee receive benefits under this Plan if the termination of his employment (i) constitutes a Termination for Cause or (ii) is voluntary by the eligible Employee for any reason, regardless if such termination occurs at or about the time such eligible Employee’s position is eliminated for a reason that could constitute a Qualifying Severance. Further, an Employee shall not be eligible for benefits pursuant to this Plan if the Employee is entitled to compensation from the Company or a Related Entity in connection with the termination of the Employee’s employment pursuant to (i) an individual severance agreement, or (ii) a plan or program that is applicable to a class or group of Employees that includes the Employee and provides compensation contingent on the Employee’s continuing employment for a period specified in such plan or program unless specifically provided to the contrary in such agreement, plan or program. The exclusion pursuant to this subsection shall apply regardless of whether the Employee satisfies the requirements to receive payments under the applicable agreement, plan or program.

(j)                                Discretion. The Committee, in its absolute discretion, shall determine whether a Qualifying Severance has occurred or whether a condition or exclusion exists that precludes the payment of Plan benefits.

5. BENEFITS

(a)           Formula. The amount and duration of an eligible Employee’s benefit under this Plan is determined based on the Employee’s status as an exempt or non-exempt employee within the meaning of the Fair Labor Standards Act, length of Service and Weekly Pay Rate.

(i)           Non-Exempt. For an eligible Employee who is a non-exempt employee under the Fair Labor Standards Act, the benefit is two weeks of pay at the Weekly Pay Rate for each year of service, with a minimum of four weeks and a maximum of 40 weeks.

(ii)          Exempt. For an eligible Employee who is an exempt employee under the Fair Labor Standards Act, the benefit is three weeks of pay at the Weekly Pay Rate for each year of service, with a minimum of six weeks and a maximum of 40 weeks.

(iii)         Notice Period. If termination is due to layoff or job elimination, an eligible Employee shall receive additional severance pay at the daily rate determined under subsection 1(p) for each regularly scheduled work day, not to exceed 10, by which notification of layoff or job elimination is less than two weeks before the final day of employment.

(iv)        Bonus. At the Company’s sole discretion after consideration of the current year’s overall performance, the eligible Employee’s business unit performance and the eligible Employee’s performance, the Company may, but is not required to, pay the eligible Employee a percentage of the bonus (other than a “sign on bonus” or other special payment) the eligible Employee received for the prior calendar year.

(v)         Maximum Amount. Notwithstanding any provision of the Plan, the maximum amount that may be paid to any eligible Employee under this Plan shall not exceed two times the lesser of (A) the Employee’s annual compensation (as defined in reg.sec. 1.415-2(d) of the regulations under section 415 of the Code) for employment services rendered for the calendar year preceding the calendar year in which the separation from service occurred or (B) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code for the calendar year preceding separation from service.

(b)         Offset. The Company shall have the absolute right to the maximum extent permitted by law to set off against any benefit payable under this Plan any amount the eligible Employee owes it or a Related Entity for any reason, including, but not limited to, amounts owed as a result of overpayment of wages, damage to or failure to return property, failure to pay a corporate credit card balance, improper charges or costs resulting from the Employee’s acts or failures to act, outstanding expenses the Employee is obligated to reimburse or amounts necessary to pay a premium or other charge for any benefit or other arrangement the Employee is eligible to continue with respect to the period for which any Employee elected benefit is continued.

(c)          Crediting Service. An eligible Employee shall be credited with Service for purposes of this Plan for employment as an Employee in an eligible job classification or in a temporary position under subsection 4(f) measured from the eligible Employee’s adjusted service date, as determined by the Committee, to the date of employment termination. Notwithstanding the foregoing, employment with an entity that is both prior to the effective date under subsection 1(j) and prior to the date the individual’s employer became a Participating Company or the business in which the individual was employed was acquired by a Participating Company shall not be credited unless otherwise provided in a separate agreement or Plan amendment. If an eligible Employee received benefits as a result of a prior Qualifying Severance, then the period for which benefits have been paid attributable to the preceding period of employment shall be deducted from the eligible Employee’s Service in determining the duration for which benefits are payable with respect to the most recent Qualifying Severance.

(d)         Status as Employee. An eligible Employee’s status as an employee shall terminate on the earlier of the date specified in the notice of termination of employment or last day the Employee provided services to a Participating Company. The period for which benefits are paid under this Plan shall not be treated as employment for any purpose except as specifically provided to the contrary in any written plan or policy.

(e)          Payment. Each Participating Company shall determine whether the benefit calculated under subsection 5(a) is payable in a lump sum or periodically on regular pay dates following the employment termination date until the benefit amount is fully distributed. All benefit payments shall be subject to applicable federal, state and local income tax withholding, payroll taxes and other applicable deductions. If a Participating Company rehires an Employee before expiration of the period for which the Employee received benefits, the Employee will be required to repay the Participating Company the amount of benefit attributable to the period of time for which the Employee is reemployed. Notwithstanding the foregoing, an Employees benefit must be paid no later than December 31st of the second calendar year following the calendar year in which the Employee’s separation from service occurs.

(f)          Funding Medium. The Plan shall be unfunded. The Participating Companies shall not establish any separate trust fund or segregated account as the source of benefit payments under the Plan.

6. AMENDMENT AND TERMINATION

(a)          Amendments. The provisions of this Plan may be amended by action of the Committee or its delegee from time to time and at any time in whole or in part. Any such amendment and termination shall apply to each Employee and each former Employee unless expressly provided to the contrary.

(b)         Termination of the Plan. The Company expressly reserves the right to terminate the Plan in whole or in part at any time by action of the Committee or its delegee. Termination of the Plan shall not result in any vesting of or acceleration of benefits payable under the Plan

(c)          No Vesting. The benefits provided under this Plan are not subject to any claim of vesting or nonforfeitability. Any amendment or termination of the Plan shall apply to an Employee regardless of whether he has incurred or otherwise would incur a Qualifying Severance.

7. PARTICIPATION BY AFFILILATES

(a)           Commencement. Any Related Entity with respect to the Company on the date this Plan as set forth herein becomes effective under subsection 1(j) that is a domestic United States entity shall be a Participating Company and shall be deemed to have adopted this Plan without the necessity of any separate action unless the Board of Directors or the Committee otherwise provides. Any business that becomes a Related Entity on a later date shall be deemed to have adopted the Plan without the necessity of any separate action effective on the date the Board of Directors or Committee specifies. The Committee may specify a separate or special date on which persons in the employ of a particular Participating Company first become eligible to participate in this Plan. The Committee may limit participation for all or a class of employees of any Participating Company or provide different benefit levels for all employees or a class of employees of certain Participating Companies.

(b)           Termination. The Committee may determine at any time that any Participating Company shall cease to participate in the Plan and cease to be a Participating Company.

(c)           Single Plan. Except with respect to separate provisions applicable to a particular Participating Company or a ruling by the separate Committee of a Participating Company, the Plan shall at all times be administered and interpreted as a single plan for the benefit of eligible Employees of all Participating Companies.

(d)           Delegation of Authority. Each Participating Company hereby delegates to the Company and the Committee all of their respective rights and duties under the Plan.

8. MISCELLANEOUS

(a)           Non-Alienation. Except as provided at subsection 5(b) with respect to amounts owed to the Company or a Participating Company or as otherwise required by law, none of the payments, benefits or rights of any eligible Employee shall be subject to any claim of any creditor of such person and, in particular, to the fullest extent permitted by law shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Employee. No eligible Employee shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments that he may expect to receive under this Plan.

(b)           Rights. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any account, nor the payment of any benefit shall be construed as giving any Employee, or any person whomsoever, any legal or equitable right against the Company or a Related Entity or any person or entity whatsoever, unless such right shall be specifically provided for in the Plan, or as giving any Employee the right to be retained in the service of the Company or any Related Entity. All Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

(c)           Incapacity  If the Committee determines that an eligible Employee entitled to receive any benefit payment is under a legal disability or is incapacitated in any way so as to be unable to manage financial affairs, the Committee may make payments to such Employee’s legal representative or to a relative or other person for the Employee’s benefit, or apply the payment for the benefit of the Employee in such manner as the Committee determines is the

Employee’s best interest. Any payment of a benefit in accordance with the provisions of this subsection shall be a complete discharge of the liability to make such payment.

(d)         Law Governing. This Plan shall be construed, administered and applied in a manner consistent with the laws of the Commonwealth of Pennsylvania where those laws are not superseded by ERISA or other applicable federal law.

(e)          Pronouns. The use of the masculine pronoun shall be extend to include the feminine gender and the singular shall include the plural wherever appropriate.

IN WITNESS WHEREOF, and as evidence of the adoption of this Plan by the Company, the Company has caused the same to be executed by its officers duly authorized on the 28th day of April, 2006.

CAPMARK FINANCIAL GROUP INC.

By:	/s/ Linda Pickles
Linda Pickles EVP, HR